Exhibit 99.1

Charlie’s Club Debuts Original Online Series

Miami, Florida – August 26, 2014 – Charlie’s Club, a members-only, online monthly electronic cigarette (“e-cigarette”) subscription service wholly-owned by Gilla Inc. (“Gilla” or the “Company”) (OTCQB: GLLA), is pleased to announce the debut of “Find Him. Bring Him In.”, an original online series portraying a satirical look at the tobacco industry and its concern over the up-start e-cigarette category. “Episode 1: We Need Charlie!” can be viewed here or via YouTube.

The Charlie’s Club series was directed and produced by Erik J. Carpenter (known for his work as an Assistant Director on “Mad Men”).

“This series of shorts started as a fun, innovative way to promote Charlie’s Club,” said Graham Simmonds, CEO of Gilla, who announced the launch of Charlie’s Club on August 20th, 2014. “It quickly became bigger than that, turning into a vehicle to talk about and feature the burning issues associated with our industry.”

Charlie, the founder of Charlie’s Club, is in hiding, forced to go underground by the International Cigarette Agency (“ICA”) since the launch of his members-only, online e-cigarette subscription club. The ICA has its “best” men on the job to find Charlie, and bring him in. With the Club’s innovative pricing model, free hardware, monthly home delivery service and exclusive rewards for club members, it was only a matter of time before the ICA was on to him.

Produced by Joe Mundo (“Stuck”, “Sunset Strip” and “The Heart is a Drum Machine”) and Jason Sallee ("When the World Breaks" and co-producer on "Sunset Strip") of Los Angeles-based SpeakEasy Films, the multi-episode series stars Christopher Rich (“Reba”, “Desperate Housewives”, “Melissa & Joey”, “Another World” and “Murphy Brown”), Sam McMurray (“Raising Arizona”, “National Lampoon's Christmas Vacation”, “Drop Dead Gorgeous”, “L.A. Story” and TV credits including “Friends”, “King of Queens” and “The Sopranos”) and Pete Capella (a veteran improv and voice actor with two movies being released in 2014). Rich, McMurray and Capella, along with Gilla’s Graham Simmonds and Mike Connell, are Executive Producers on the project.

Additional information about “Find Him. Bring Him In.”, including full cast listing and credits, is also available on YouTube: http://youtu.be/AIn8-ABmkYg or via www.charliesclub.com.

About Charlie’s Club
Charlie’s Club was created with tobacco smokers in mind. It is the first e-cigarette online subscription service to provide free hardware and accessories to its members. Similar to the popular razor blade and mobile phone business models, Charlie’s Club subsidizes the costs of the hardware for its members, with no contracts or minimum terms. Members choose one of the three flexible membership packages delivering monthly refills based on a member’s consumption preferences:

o	Silver (15 cartridges/month) + shipping = $34.99/month
o	Gold (25 cartridges/month) – free shipping = $49.99/month
o	Platinum (50 cartridges/month) – free shipping = $69.99/month

Charlie’s Club also has a dynamic Affiliate Program, offering industry-leading incentives and compensation in return for advertising and lead generation. Affiliates have access to free professional marketing materials, including banners, videos, text links, coupons and more, along with monthly payment generation and sub-affiliate tracking.

Who is Charlie and why did he create this excellent e-cigarette club? Charlie’s identity has been intentionally hidden for his protection. Join the club to support Charlie and his cause for a healthier lifestyle.

For more information visit: www.charliesclub.com

About Gilla Inc.

Gilla Inc. designs, markets and distributes electronic cigarettes (“e-cigarettes”), vaporizers, e-liquids and related accessories. Gilla has a two-pronged business model: white-label solutions, including branding, marketing and sales support; and e-commerce solutions like Charlie’s Club, a members-only online e-cigarette monthly subscription service. E-cigarettes and vaporizers are replacements for traditional cigarettes allowing smokers to reproduce the smoking experience. E-cigarettes and vaporizers do not burn tobacco and are not smoking cessation devices.

Forward-looking Statements

Note: This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.'s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.'s SEC filings.

For more information, please visit gillainc.com, or contact:

Gilla Inc.
Mr. Graham Simmonds
Chief Executive Officer
1 (855) 547-6653 Ext. 300
email: graham@gillainc.com
website: www.gillainc.com
twitter: @gillainc